MILLAR WESTERN FOREST PRODUCTS LTD.

                          INTERIM FINANCIAL STATEMENTS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

                                   (unaudited)

================================================================================

                       MILLAR WESTERN FOREST PRODUCTS LTD.

                                 BALANCE SHEETS

                                         September 30,         December 31,
                                            2004                    2003
                                        (unaudited)          (audited - note 2)
                                        -----------          ------------------

                                      (in thousands of Canadian dollars)

                                     ASSETS
Current assets
     Cash                               $     96,016            $     72,301
     Accounts receivable                      35,390                  34,605
     Inventories (note 3)                     48,079                  49,125
     Prepaid expenses                          7,563                   6,741
     Future income taxes                         477                   3,526
                                        -------------          ---------------
                                             187,525                 166,298
Property, plant and equipment                151,579                 152,446
Other assets                                  25,881                  26,953
                                        -------------          ---------------
                                        $    364,985            $    345,697
                                        =============          ===============


                      LIABILITIES AND SHAREHOLDER'S EQUITY


Current liabilities
     Accounts payable and
       accrued liabilities              $     46,254            $     47,593
Long-term debt
    (U.S.$190,000:2003-U.S.$190,000)         239,704                 244,511
Other obligations                              3,808                   5,394
Future income taxes                           16,654                  10,093
                                        -------------          ---------------
                                             306,420                 307,591
Shareholder's equity
Share capital                                     --                      --
Retained earnings                             58,565                  38,106
                                        -------------          ---------------
                                        $    364,985            $    345,697
                                        =============          ===============

                       MILLAR WESTERN FOREST PRODUCTS LTD.

                             STATEMENTS OF EARNINGS

                                   (unaudited)

                                                             Three Months Ended             Nine Months Ended
                                                                September 30                   September 30
                                                           2004            2003               2004            2003
                                                        ----------      ----------         ----------      -----------
                                                                    (in thousands of Canadian dollars)

Revenue (note 1)                                        $   98,207      $   86,881         $  267,743      $  239,429
Cost of products sold                                       56,082          54,489            157,876         149,858
Freight and other distribution costs                        13,714          12,676             35,676          35,818
Countervailing and anti-dumping duties (note 5)              4,131           3,035             11,260           8,350
Depreciation and amortization                                3,604           4,164             11,289          12,521
General and administration                                   2,404           2,916              8,442           9,539
Employees' profit sharing                                    1,179             194              2,848             194
                                                        ----------      ----------         ----------      -----------
Operating earnings                                          17,093           9,407             40,352          23,149
Financing expenses (note 4)                                (6,500)         (5,898)           (14,775)        (21,432)
Unrealized exchange gain on debt                            15,200             112              4,807          36,976
Other income (expense)                                           6           (229)                 45             (2)
                                                        ----------      ----------         ----------      -----------
Earnings before income taxes                                25,799           3,392             30,429          38,691
Income tax expense                                           6,420           1,321              9,970           3,966
                                                        ----------      ----------         ----------      -----------
Net earnings                                            $   19,379       $   2,071         $   20,459      $   34,725
                                                        ==========      ==========         ==========      ==========

                         STATEMENTS OF RETAINED EARNINGS

                     FOR THE NINE MONTHS ENDED SEPTEMBER 30

                                   (unaudited)

                                                                      2004            2003
                                                                   ----------       ---------

                                                               (in thousands of Canadian dollars)

Retained earnings - beginning of period                            $   37,566       $   2,004
Change in accounting policy (note 2)                                      540             540
                                                                   ----------       ---------
Retained earnings, beginning of period as restated                 $   38,106       $   2,544
Net earnings                                                           20,459          34,725
                                                                   ----------       ---------
Retained earnings - end of period                                  $   58,565       $  37,269
                                                                   ==========       =========

                       MILLAR WESTERN FOREST PRODUCTS LTD.

                            STATEMENTS OF CASH FLOWS

                                   (unaudited)


                                                                        Three Months Ended       Nine Months Ended
                                                                           September 30             September 30
                                                                      2004          2003          2004       2003
                                                                   ------------  ----------    ----------  ----------
                                                                            (in thousands of Canadian dollars)
Cash provided from (used in)
Operating activities
 Net earnings                                                      $    19,379   $   2,071     $  20,459   $ 34,725
 Items not affecting cash
  Future income tax expense                                              6,300       1,171         9,610      3,516
  Reforestation expense                                                    499         285         5,173      3,112
  Depreciation and amortization                                          3,604       4,164        11,289     12,521
  Amortization of deferred financing charges                               176         230           510        690
  Unrealized foreign exchange gain on debt                             (15,200)       (112)       (4,807)   (36,976)
  Other                                                                    182         157           428       (366)
                                                                   ------------  ----------    ----------  ----------
                                                                        14,940       7,966        42,662     17,222
Reforestation expenditures                                              (4,685)     (4,514)       (6,266)    (6,080)
                                                                   ------------  ----------    ----------  ----------
                                                                        10,255       3,452        36,396     11,142
                                                                   ------------  ----------    ----------  ----------
Changes in non-cash components of working capital
  Accounts receivable                                                   (4,660)     (4,285)         (785)    (2,451)
  Inventories                                                           16,359      14,751          (727)     4,789
  Prepaid expenses                                                        (253)      1,287          (822)     4,020
  Accounts payable and accrued liabilities                               2,911      12,815          (464)     6,039
  Deferred revenue                                                         -           -             -       (6,518)
                                                                   ------------  ----------    ----------  ----------
                                                                        14,357      24,568        (2,798)     5,879
                                                                   ------------  ----------    ----------  ----------
                                                                        24,612      28,020        33,598     17,021
                                                                   ------------  ----------    ----------  ----------
Investing activities
  Additions to property, plant and equipment                            (5,067)     (2,546)       (9,738)    (5,915)
  Proceeds on disposal of property, plant and equipment                      6          (8)           74        324
  (Increase) decrease in other assets                                     (108)          3          (219)         5
                                                                   ------------  ----------    ----------  ----------
                                                                        (5,169)     (2,551)       (9,883)    (5,586)
                                                                   ------------  ----------    ----------  ----------
 Increase in cash                                                       19,443      25,469        23,715     11,435
 Cash - beginning of period                                             76,573      20,971        72,301     35,005
                                                                   ------------  ----------    ----------  ----------
 Cash - end of period                                              $    96,016   $  46,440    $   96,016   $ 46,440
                                                                   ============  ==========    ==========  ==========
 Supplemental cash flow information
 Interest paid                                                     $        59   $      83    $    9,942   $ 11,171
                                                                   ============  ==========    ==========  ==========
 Income taxes paid                                                 $       162   $     147    $      524   $    440
                                                                   ============  ==========    ==========  ==========

                       MILLAR WESTERN FOREST PRODUCTS LTD.

                              SEGMENTED INFORMATION

                                   (unaudited)

                                                                 Three Months Ended           Nine Months Ended
                                                                    September 30                 September 30
                                                                 2004          2003           2004           2003
                                                              -----------    -----------    -----------  -----------
                                                                        (in thousands of Canadian dollars)
Product segment
Lumber
Revenue                                                       $   47,640     $   33,635     $  125,780   $   90,409
  Cost of products sold                                           27,758         23,489         79,546       65,997
  Freight and other distribution costs                             3,459          3,140          9,421        8,826
  Countervailing and anti-dumping duties                           4,131          3,035         11,260        8,350
  Depreciation and amortization                                    1,790          1,364          5,862        4,115
                                                              -----------    -----------    -----------  -----------
  Operating earnings                                             $10,502     $    2,607     $   19,691   $    3,121
                                                              ===========    ===========    ===========  ===========
Pulp
  Revenue                                                     $   49,060     $   51,777     $  137,046   $  144,374
  Cost of products sold                                           28,324         31,000         78,330       83,861
  Freight and other distribution costs                            10,255          9,536         26,255       26,992
  Depreciation and amortization                                    1,673          2,697          5,013        8,086
                                                              -----------    -----------    -----------  -----------
  Operating earnings                                              $8,808     $    8,544     $   27,448   $   25,435
                                                              ===========    ===========    ===========  ===========
Corporate and other
  Revenue                                                     $    1,507     $    1,469     $    4,917   $    4,646
  General and administration                                       2,404          2,916          8,442        9,539
  Depreciation and amortization                                      141            103            414          320
  Employees' profit sharing                                        1,179            194          2,848          194
                                                              -----------    -----------    -----------  -----------
  Operating loss                                              $   (2,217)    $   (1,744)    $   (6,787)  $   (5,407)
                                                              ===========    ===========    ===========  ===========
Total
  Revenue                                                     $   98,207     $   86,881     $  267,743   $  239,429
  Cost of products sold and administration                        58,486         57,405        166,318      159,397
  Freight and other distribution costs                            13,714         12,676         35,676       35,818
  Countervailing and anti-dumping duties                           4,131          3,035         11,260        8,350
  Depreciation and amortization                                    3,604          4,164         11,289       12,521
  Employees' profit sharing                                        1,179            194          2,848          194
                                                              -----------    -----------    -----------  -----------
  Operating earnings                                          $   17,093     $    9,407     $   40,352   $   23,149
                                                              ===========    ===========    ===========  ===========
  Shipments by business segment
  Lumber (millions of board feet)                                   92.0           88.6          265.1        247.9
                                                              ===========    ===========    ===========  ===========
  Pulp (thousands of tonnes)                                        80.4           82.1          223.4        224.1
                                                              ===========    ===========    ===========  ===========

                                                                                  September 30,           December 31,
                                                                                      2004                    2003
                                                                                  -------------         --------------
Identifiable assets
  Lumber                                                                         $    107,837           $    112,791
  Pulp                                                                                134,387                130,970
  Corporate and other                                                                 122,761                101,936
                                                                                  -------------          --------------
                                                                                 $    364,985           $    345,697
                                                                                  =============          ==============


                       MILLAR WESTERN FOREST PRODUCTS LTD.

                      NOTES TO INTERIM FINANCIAL STATEMENTS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

                                   (unaudited)

1.    BASIS OF PRESENTATION

      The accompanying unaudited interim financial statements have been prepared by the Company, following the same accounting policies and methods as those disclosed in the audited financial statements for the year ended December 31, 2003, except as described in note 2. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in Canada have been omitted. These interim financial statements should be read in conjunction with the December 31, 2003 audited financial statements and the notes thereto included in the Company's Registration Statement on Form F-4. In the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the balance sheet, results of operations, and cash flows of these interim periods have been included.

      Prior to January 1, 2004, the Company, along with other companies in the forest products industry, presented freight and other distribution costs and countervailing and anti-dumping duties as selling expenses that were deducted from gross revenue in the statement of earnings. Effective January 1, 2004, the Canadian Institute of Chartered Accountants (CICA) introduced new standards for the application of generally accepted accounting principles (GAAP) which provide guidance on alternate sources to consult with when an issue is not specifically addressed by Canadian GAAP. As a result of applying the new standards, the Company has presented freight and other distribution costs and countervailing and anti-dumping duties as operating costs in the statement of earnings and reclassified the prior period presentation accordingly.

2.    CHANGE IN ACCOUNTING POLICY

      Effective January 1, 2004, the Company adopted a new standard issued by the CICA with respect to accounting for asset retirement obligations which requires that such obligations be measured at fair value. The result of adopting the new standard was a change in the Company's accounting for reforestation obligations. The Company has retroactively adjusted the carrying value of its reforestation obligations, previously reported on a non-discounted basis, which resulted in a net decrease in the liability and an increase in retained earnings of $0.5 million at January 1, 2003. The cumulative effect of adopting this standard was not material to the Company's 2003 results of operations.

3.    INVENTORIES

                                               September 30,      December 31,
                                                   2004               2003
                                               ------------       ------------
          Logs                                 $    11,301        $   16,788
          Pulp                                      15,528            14,041
          Lumber                                    12,159             9,405
          Operating and maintenance supplies         9,091             8,891
                                               ------------       ------------
                                               $    48,079        $   49,125
                                               ============       ============

                       MILLAR WESTERN FOREST PRODUCTS LTD.

                      NOTES TO INTERIM FINANCIAL STATEMENTS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

                                   (unaudited)

4.    FINANCING EXPENSES

                                                               Three months ended           Nine months ended
                                                              2004            2003         2004           2003
                                                           ----------    ----------   -----------   -----------
Interest expense
  Long-term debt                                           $   4,497     $   5,321    $   14,745    $   15,758
  Other                                                           59            84           268           280
Amortization of deferred financing costs                         176           230           510           690
Foreign exchange loss (gain) on U.S. dollar cash
  and working capital                                          1,768           263          (748)        4,704
                                                           ----------    ----------   -----------   -----------
                                                           $   6,500     $   5,898    $   14,775    $   21,432
                                                           ==========    ==========   ===========   ===========

5.    COUNTERVAILING AND ANTI-DUMPING DUTIES

      On April 25, 2002, the U.S. Department of Commerce ("USDOC") issued its final determination in the countervailing and anti-dumping investigations. The USDOC's final determination in the countervailing investigation resulted in a duty rate of 18.79% and an anti-dumping rate of 8.43%, both to be posted by cash deposits.

      On May 16, 2002, the United States International Trade Commission ("USITC") published its final written determination on injury and stated that Canadian softwood lumber threatens material injury to the U.S. industry. As a result, cash deposits have been required for shipments at the rates determined by the USDOC effective from May 22, 2002. All bonds posted prior to May 22, 2002 have been returned and cancelled.

      On June 3, 2004, the USDOC announced the results of its preliminary administrative review of cash deposit rates for countervailing and anti-dumping duties, based on lumber shipments from Canada to the U.S. during the period from May 22, 2002 to March 31, 2003. The deposit rate for this period for countervailing duties was reduced to 9.24% and the deposit rate for anti-dumping duties was reduced to 3.98%. The reduced rates have not been reflected in the current period due to uncertainty over the timing of any refunds to be received.

      The Company has recorded $4.1 million for the quarter representing the combined countervailing and anti-dumping duties compared to combined duties of $3.0 million in the same quarter of 2003. For the first nine months in 2004, the Company recorded combined duties of $11.3 million compared to duties of $8.4 million for the same period in 2003.

      On August 31, 2004, a NAFTA Panel ruled that the U.S. had failed to prove that Canadian lumber imports posed a threat of material injury to the U.S. industry. On September 10th, the USITC released a decision indicating that the Canadian lumber industry did not threaten the U.S. industry with material injury during the period of investigation. The United States has until mid to late November to file its request for an Extraordinary Challenge, which could extend the case to March 2005 or beyond.

      The Company and other Canadian forest product companies, the Federal Government and Canadian provincial governments ("Canadian Interests") categorically deny the U.S. allegations and strongly disagree with the final countervailing and dumping determinations made by the USITC and USDOC. Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute. Canadian Interests have appealed these decisions to The North American Free Trade Agreement ("NAFTA") and World Trade Organization ("WTO") panels. The final amount of countervailing and anti-dumping duties that may be assessed on Canadian softwood lumber exports to the U.S. cannot be determined at this time and will depend on the results of these appeals. Notwithstanding the cash deposit rates established in the investigations, the final liability for the assessment of countervailing and anti-dumping duties will not be determined until each annual administrative review process is complete and all subsequent challenges or appeals are finalized.

6.    COMPARATIVE FIGURES

      Certain comparative figures have been reclassified to conform with the current year's presentation.